32783 Middlebelt Road | Farmington Hills, Michigan 48334 Phone: 248-626-3800 | Fax: 248-626-2276 www.tbrcpa.com

July 20, 2020

To the Board of Directors

Bergio International, Inc.

Consent of Independent Public Accounting Firm

Tama, Budaj & Raab, P.C. hereby consents to the use in the Form S-1 to be filed in July of 2020, pursuant to Section 13 or 15(d) of the Securities Act of 1934, by Bergio International, Inc. of our report (“the Report”) dated August 20, 2019, relating to the financial statements of Bergio International Inc.as of and for the year ended December 31, 2018.

Very truly yours,

/s/ Tama, Budaj & Raab, P.C.

TAMA, BUDAJ & RAAB, P.C.

Farmington Hills, Michigan